As Filed With the Securities and Exchange Commission
On November 24, 2010
Registration No. 333-150714

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HCA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-3865930
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Park Plaza Nashville, Tennessee	37203 (Zip Code)
(Address of Principal Executive Offices)
2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates
(Full title of the plan)
John M. Franck II, Esq.
Vice President — Legal and Corporate Secretary
HCA Holdings, Inc.
One Park Plaza
Nashville, Tennessee 37203
(615) 344-9551
(Name, Address, and Telephone Number of Registrant’s agent for service)
Copy to:
J. Page Davidson, Esq.
Ryan D. Thomas, Esq.
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
(615) 742-6200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     HCA Holdings, Inc. (the “Company” or the “Registrant”), a Delaware corporation, files this Post-Effective Amendment to the Registration Statement on Form S-8 (this “Amendment”) as the successor registrant to its wholly-owned subsidiary, HCA Inc. (“Predecessor”), a Delaware corporation, in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor adopting a holding company organizational structure and pertains to the adoption by the Company of Registration Statement No. 333-150714 (the “Registration Statement”), originally covering 10,654,521 shares of Predecessor common stock, par value $0.01 per share (the “Predecessor Common Stock”), issuable under the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “Plan”).
     Pursuant to the Merger Agreement dated November 22, 2010 (the “Merger Agreement”), among the Company, Predecessor, and HCA Merger Sub LLC, a Delaware limited liability company, Predecessor reorganized into a holding company structure, effective as of November 22, 2010, whereby the Company became the holding company for Predecessor.
     In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor Common Stock was converted into one share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”). As a result of the Merger, each stockholder of Predecessor became a holder of Company Common Stock evidencing the same proportional interests in the Company and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions as those securities that such stockholder held in Predecessor.
     In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the original Registration Statement.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”), pursuant to the Exchange Act, are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
(1)	The Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(2)	The Predecessor’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

(3)	The Predecessor’s Current Reports on Form 8-K dated January 29, 2010, February 17, 2010, March 1, 2010, March 1, 2010, March 12, 2010, April 6, 2010, April 8, 2010, May 7, 2010, June 25, 2010 and November 9, 2010, and the Company’s Current Report on Form 8-K dated November 24, 2010; and

(4)	The description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s Current Report on Form 8-K filed on November 24, 2010, which updates the description of the Predecessor’s Common Stock contained in the Predecessor’s Registration Statement on Form 8-A, filed with the SEC on April 29, 2008, and including all other amendments and reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
     Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made pursuant to Section 145(b) of the DGCL in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     The Company’s bylaws indemnify the directors and officers to the full extent of the DGCL and also allow the Board of Directors to indemnify all other employees. Such right of indemnification is not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

     The Company maintains a directors’ and officers’ liability insurance policy that covers its directors and officers in amounts that the Company believes are customary in its industry, including for liabilities in connection with the registration, offering and sale of the notes.
     The foregoing summary is subject to the complete text of the amended and restated certificate of incorporation, the amended and restated bylaws and the DGCL and is qualified in its entirety by reference thereto.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

2.1	Merger Agreement, dated November 22, 2010, by and among HCA Inc., HCA Holdings, Inc., and HCA Merger Sub LLC (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).

5.1	Opinion of Bass, Berry & Sims PLC.

10.1	2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (filed as Exhibit 10.11 to the Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).
Item 9. Undertakings.
     A. The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (A)(1)(i) and (A)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on this 24th day of November, 2010.

HCA HOLDINGS, INC.
By:	/s/ R. Milton Johnson
R. Milton Johnson
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Richard M. Bracken Richard M. Bracken	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 24, 2010

/s/ R. Milton Johnson R. Milton Johnson	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 24, 2010

/s/ Christopher J. Birosak Christopher J. Birosak	Director	November 24, 2010

/s/ John P. Connaughton John P. Connaughton	Director	November 24, 2010

/s/ James D. Forbes James D. Forbes	Director	November 24, 2010

/s/ Kenneth W. Freeman Kenneth W. Freeman	Director	November 24, 2010

/s/ Thomas F. Frist III Thomas F. Frist III	Director	November 24, 2010

/s/ William R. Frist William R. Frist	Director	November 24, 2010

Signature	Title	Date

/s/ Christopher R. Gordon Christopher R. Gordon	Director	November 24, 2010

/s/ Michaell W. Michelson Michaell W. Michelson	Director	November 24, 2010

/s/ James C. Momtazee James C. Momtazee	Director	November 24, 2010

/s/ Stephen G. Pagliuca Stephen G. Pagliuca	Director	November 24, 2010

/s/ Nathan C. Thorne Nathan C. Thorne	Director	November 24, 2010

EXHIBIT INDEX

2.1	Merger Agreement, dated November 22, 2010, by and among HCA Inc., HCA Holdings, Inc., and HCA Merger Sub LLC (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed November 24, 2010, and incorporated herein by reference).

5.1	Opinion of Bass, Berry & Sims PLC.

10.1	2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (filed as Exhibit 10.11 to the Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).